EXHIBIT 99

              $TDCH, 30DC ANNOUNCES MARKET PROMAX PLATFORM UPDATE

Back End Digital Products Creation and Distribution Synthesizing with MagCast Digital Publishing

New York, NY, April 29, 2014, 30DC, Inc. (OTCQB: TDCH), a provider of web-based tools for the monetization of digital content, today announced that it has completed successful beta testing and upgrades to Market ProMax, its digital products creation and distribution platform. Market ProMax enables online marketers and publishers who are not programmers to create digital products online, quickly generate ecommerce web sites, increase traffic, market to prospects, distribute paid content and create online communities.

Market ProMax is a powerful engine that combines technology and marketing to deliver a turnkey solution to creators who want to spend their time doing just that... creating. Creators can quickly integrate content of any kind: text, images, photos, video and audio. In addition to streamlining the technology with this upgrade, 30DC has enhanced its marketing tools to be even more effective than before, tools such as sales pages, drip feed content, email squeeze pages, calls to action, social media integration, new list building techniques and more.

Market ProMax has also added a series of extensive training videos covering how to profit from the sale of digital information products. These incisive training videos empower people to quickly build viable businesses on Market ProMax. 30DC is well known for their superior training techniques and materials; the company created the well-known 30 Day Challenge, a free program that teaches everything needed to set up an online business and make one's first $1 in 30 days. They brought that experience to the creation of the Market ProMax videos. The addition of this new body of training materials positions Market ProMax as the world's easiest to use platform for creating, distributing and marketing digital content.

According to Dr. Henry Pinskier 30DC's Chairman, "Online marketers and digital publishers want to spend their time focusing on their core businesses of developing products, content and course materials, not slogging through technical barriers. With just a few clicks, a Market ProMax user can present their content within a professionally designed framework and market their products with templates and themes that are proven to convert. You are just not going to have this elegant integration and proven conversion by spending months cobbling together solutions on your own."

30DC used Market ProMax to successfully launch and market their flagship product, MagCast, earning millions of dollars in revenues. Market ProMax has been developed to seamlessly integrate with MagCast, a digital magazine publishing platform that allows publishers to create and deliver content to mobile devices via Apple Newsstand and, as of last month, Google Play. MagCast also optimizes downloads through built-in marketing features.

Market ProMax and MagCast work synergistically. For example, a marketer could produce a MagCast publication in able to gain readership and credibility and to develop niche sales leads. Using Market ProMax, the marketer could then direct a focused campaign to those leads and point them to easily created landing pages offering related online courses, affiliate offers, various products and even an online community of like-minded enthusiasts.

Today, one in every five people in the world own a smartphone and one in every 17 people own a tablet. These numbers are only expected to increase. MagCast enables iPhone, iPad, Android and iPod Touch users to access content made from scratch by digital publishers. Market ProMax enables those same digital publishers, without knowing a line of code, to market to their following using proven Market ProMax methods, create web content, create online communities and make sales. This is only the beginning of reaching this market.
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About 30DC, Inc.

30DC provides  web-based  tools for the  monetization  of digital  content.  For
addition   information  on  30DC,   please  download  a  corporate  fact  sheet:
http://30dcinc.com/investors/news.

To download 30DC Investor Relations Magazine:
https://itunes.apple.com/us/app/30dc-investor-relations-magazine
/id737655178?mt=8

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional:
Greg Laborde, 30DC, Inc.
Phone: 212-962-4400 Ext 82
E-mail: greg.laborde@30dcinc.com or
visit http://www.30dcinc.com